Exhibit 99.1

News Release

Artio Global Investors Inc.

Artio Global Investors Inc. Prices Synthetic Secondary Public Offering

New York – (BUSINESS WIRE) – June 3, 2010 – Artio Global Investors Inc. (the “Company”) announced today the pricing of its synthetic secondary public offering of 3,770,229 shares of Class A common stock at $17.33 per share.  The underwriters have the option to purchase from the Company up to an additional 565,534 shares of Class A common stock, on the same terms and conditions.  The Company will not retain any of the net proceeds from the offering.

The Company intends to use the net proceeds to purchase an aggregate of 3,770,229 New Class A Units of Artio Global Holdings LLC (“Units”) or shares of Class A common stock (“Shares”) (assuming the underwriters’ option to purchase additional Shares is not exercised) acquired upon exchange of Units from Richard Pell and Rudolph-Riad Younes, and trusts controlled by them (collectively, the "Principals"), primarily to cover tax obligations arising as a result of the Principals’ exchanges of Units for Shares (calculated at a deemed rate).  The first exchanges by the Principals occurred on May 18, 2010, and subsequent exchanges are expected to occur in connection with the closing of this offering.

Following the application of the net proceeds of the offering, and assuming that the underwriters' option to purchase additional Shares is not exercised, each Principal will have an ownership interest in the Company of approximately 9.84%, or together approximately 19.68% (assuming a full exchange of Units for Shares).  If the underwriters' option to purchase additional Shares is fully exercised, each Principal will have an ownership interest in the Company of approximately 9.37%, or together approximately 18.74% (assuming a full exchange of Units for Shares).

The Principals’ remaining ownership interests in the Company are subject to a five-year lock-up, under which each Principal is permitted to sell up to 20% of his Shares on or after the first anniversary of the pricing of the Company’s initial public offering, and an additional 20% per year on or after each of the following four anniversaries.

Goldman, Sachs & Co. is acting as sole global coordinator and bookrunner of the offering, and BofA Merrill Lynch and J. P. Morgan are acting as co-managers of the offering.

The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from:  Goldman, Sachs & Co., Prospectus Department, 200 West Street,

New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such Shares in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Us

Artio Global Investors Inc. is the indirect holding company of Artio Global Management LLC ("Artio Global Management"), a registered investment adviser headquartered in New York City that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients.

Best known for International Equities, Artio Global Management also offers a select group of other investment strategies, including High Grade Fixed Income, High Yield and Global Equity, as well as a series of US Equity strategies. Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and SEC-registered mutual funds.

Since 1995, our investment professionals have built a successful long-term track record by taking an unconventional approach to investing. Based on a philosophy of style-agnostic investing across a broad range of opportunities, we have consistently pursued a global approach that we believe provides critical insights, thereby adding value for clients over the long-term.

Investor Contact:
Peter Sands
Head of Investor Relations
+1 212 297 3891
ir@artioglobal.com

Media Contact:
Neil Shapiro
Intermarket Communications
+1 212 754 5423
nshapiro@intermarket.com